Exhibit 10.12

DOORDASH, INC.

June 25, 2019

Shona Brown

Dear Shona:

I am excited to offer you a position as a director to serve on the Board of Directors (the “Board”) of DoorDash, Inc. (the “Company”). We appreciate your willingness to accept this position, and we look forward to your valuable contributions. This offer is subject to the successful completion of a background check to the Company’s satisfaction, which will be initiated as soon as possible.

Subject to Board approval, you will be granted 10,542 restricted stock units (“RSUs”), each representing the right to receive one share of the Company’s common stock. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2014 Stock Plan, as amended (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement. Your RSU award will be subject to two vesting conditions, both of which must be satisfied in order for the RSUs to vest: (1) a requirement that you provide service to the Company over approximately four years (the “service-based requirement”), which will be satisfied in equal monthly installments following the commencement of your service to the Company, and (2) a requirement that the Company complete either an initial public offering or a sale event during the 7-year term of the RSUs, each as described in more detail in the applicable RSU Agreement. In addition, if the Company is subject to a “change in control” (as defined in the applicable Restricted Stock Unit Agreement) before your service terminates, the service-based requirement will be satisfied in full.

We will also reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies. We will review our compensation policy for Board members in the event of an initial public offering.

We plan to have at least one scheduled Board meeting each calendar quarter. As a Board member, you are responsible for attending these scheduled meetings in person or, in the instances where in person attendance is not possible, by telephone.

Shona Brown

June 25, 2019

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

This letter agreement supersedes and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

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Shona Brown

June 25, 2019

I am excited about you joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions please do not hesitate to call me.

Very truly yours,

DOORDASH, INC.

By:	/s/ Tony Xu
Tony Xu, CEO

I have read and accept this offer:

/s/ Shona L. Brown
Signature of Shona Brown

Dated:	June 30, 2019